EXHIBIT 4.25

ADDITIONAL SECURED CONVERTIBLE PROMISSORY NOTE UNDER SERIES B-1

THE SECURITIES REPRESENTED BY THIS CONVERTIBLE NOTE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. NEITHER THE SECURITIES REPRESENTED BY THIS CONVERTIBLE NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THIS CONVERTIBLE NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT.  BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUE DATE OF THIS CONVERTIBLE NOTE, THE CHIEF FINANCIAL OFFICER OF THE ISSUER, LOCATED AT 147 KEYSTONE DRIVE, MONTGOMERYVILLE, PA 18936, WILL PROMPTLY MAKE AVAILABLE TO HOLDER UPON REQUEST THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE YIELD TO MATURITY OF THIS CONVERTIBLE NOTE.

PHOTOMEDEX, INC.

ADDITIONAL SECURED CONVERTIBLE PROMISSORY NOTE UNDER SERIES B-1

$153,637.27 (the “Principal Amount”)	Date: September 1, 2011

FOR VALUE RECEIVED, PHOTOMEDEX, INC., a Nevada corporation (the “Company”), promises to pay to the order of Perseus Partners VII, L.P., or its registered assigns (the “Holder”), the Principal Amount, or such lesser amount as shall then equal the outstanding Principal Amount, together with interest thereon at a rate equal to 10.0% per annum, and computed on the basis of a year consisting of 360 days in accordance with the terms set forth in Section 2 of this Additional Secured Convertible Promissory Note (this “Convertible Note”).

This Convertible Note is issued as an Additional Note pursuant to Section 2(c) of that certain Amended and Restated Secured Convertible Promissory Note, dated March 19, 2010, in the original principal amount of $2,800,406.00 (such note being hereinafter referred to as the “Series B-1 Note”); the Additional Secured Convertible Promissory Note issued September 1, 2010 pursuant to the Series B-1 Note in the original principal amount of $126,018.25 (the “Additional B-1 Note (Sept 2010)”); and the Additional Secrured Convertible Promissory Note issued March 1, 2011 pursuant to the Series B-1 Note in the original principal amount of $146,321.21 (the “Additional B-1 Note (Mar 2011)”).  The Additional B-1 Note (Sept 2010) and the Additional B-1 Note (Mar 2011) are hereinafter referred to, together, as the “Additional B-1 Notes.”  This Convertible Note represents payment of interest accrued during the period March

1, 2011 to August 31, 2011 on the Series B-1 Note and the Additional B-1 Notes.  The Series B-1 Note was issued at the same time as the issuance by the Company of an Amended and Restated Secured Convertible Promissory Note, dated March 19, 2010, and as adjusted effective May 7, 2010, in the original principal amount of $16,746,270.00 (such note being hereinafter referred to as the “Series B-2 Note”).  Both the Series B-1 Note and the Series B-2 Note were issued pursuant to that certain Securities Purchase Agreement, dated as of August 4, 2008 (as amended by Amendment No. 1 thereto, dated as of February 27, 2009, and Amendment No. 2, consent of waiver thereto, dated as of March 19, 2010, and as the same may be further amended, modified, or supplemented from time to time, the “Purchase Agreement”), by and between the Company and the Holder.

The following is a statement of the rights of the Holder and the conditions to which this Convertible Note is subject, and to which the Holder hereof, by the acceptance of this Convertible Note, agrees:

1. Definitions.  Capitalized terms defined in the Purchase Agreement and used herein without definition have the same meaning herein as in the Purchase Agreement.  In addition, as used in this Convertible Note, the following capitalized terms have the following meanings:

“Additional Note” shall have the meaning set forth in Section 2(a) of this Convertible Note.

“Conversion Price” means, initially, $11.25850, as adjusted from time to time pursuant to the terms of this Convertible Note.

“Date of Issuance” means September  1, 2011.

“Default Interest Rate” means the lesser of 16% or the maximum rate allowed by applicable Law.

“Event of Default” shall have the meaning set forth in Section 4 of this Convertible Note.

“Maturity Date” means February 27, 2014 (or, if such day is not a Business Day, on the next succeeding Business Day).

“Obligations” means the principal, interest and other amounts payable under this Convertible Note, the Series B-1 Note, and any other Additional Notes issued pursuant to any such notes.

2. Maturity Date; Interest.

(a) All unpaid principal, together with any accrued but unpaid interest and other amounts payable under this Convertible Note, shall be due and payable on (i) the Maturity Date, or (ii) when such amounts are declared due and payable by the Holder or made automatically due and payable upon or after (A) the occurrence of an Event of Default, (B) the liquidation or dissolution of the Company, or (C) any Change of Control.

(b) Interest on this Convertible Note shall be payable (and if not paid when due, shall be compounded) semi-annually in arrears on each September 1 and March 1 (or, if any such day is not a Business Day, on the next succeeding Business Day) after the Date of Issuance and shall be payable at the option of the Company either (i) in lawful money of the United States of America, or (ii) by the issuance of an additional Note (an “Additional Note”) identical in all respects to this Convertible Note except that it shall have (x) a principal amount equal to the portion of such interest payment so paid, (y) an initial Conversion Price equal to the conversion price in effect under this Convertible Note at the date of issuance of such Additional Note and (z) a different date of issuance.
(c) If the Company elects to pay interest by issuing an Additional Note, it shall give notice to the Holder two Business Days prior to the day such payment is due and deliver such Additional Note to the Holder within three Business Days after such date.

(d) Interest shall be calculated based on the average principal outstanding under this Convertible Note for such period.  The first payment of interest shall be on September 1, 2011 (or, if such day is not a Business Day, on the next succeeding Business Day), and shall be calculated from the Date of Issuance to such date.

(e) Notwithstanding anything to the contrary contained in this Convertible Note, in addition to the rights of the Holder specified in Section 5 of this Convertible Note, for any period during which an Event of Default has occurred and is continuing, the interest rate on this Convertible Note shall increase to the Default Interest Rate and interest on this Convertible Note shall be payable solely in lawful money of the United States of America.

3. Secured Obligations; Collateral. In order to secure the Company’s payment and performance of the Obligations and the principal, interest and other amounts payable under the Series B-2 Note and all additional notes issued pursuant thereto (collectively, the “Note Obligations”) and to secure the Company’s prompt, full and faithful performance and observance of all of the provisions under this Convertible Note, the Series B-1 Note, the Series B-2 Note, any and all additional notes issued pursuant to any of the foregoing, and the other Transaction Documents, the Company has delivered to the Holder a certain Pledge and Security Agreement, dated as of February 27, 2009, and amended and restated as of March 19, 2010, (as the same may be further amended, modified or supplemented from time to time, the “Pledge Agreement”) among the Company, the other Grantors (as defined therein) and the Holder, individually and in its capacity as Collateral Agent (the “Collateral Agent”), pursuant to which the Company has granted to the Collateral Agent as security and collateral for the payment and performance of the Note Obligations, a security interest in the Collateral (as defined therein), whether now existing or hereafter arising, and all as more specifically described, and on the terms and conditions set forth in the Pledge Agreement.  The security interest granted by the Company under the Pledge Agreement, securing the indebtedness evidenced by this Convertible Note, the Series B-1 Note, the Series B-2 Note, and any and all additional notes issued pursuant to any of the foregoing, including all Note Obligations, is senior to all other liens, security interests or encumbrances securing any other indebtedness of the Company, except that the liens on any collateral pledged by the Company to Clutterbuck Funds LLC (“Clutterbuck”) are subject to the Intercreditor Agreement dated as of March 19, 2010 between the Holder and Clutterbuck.

4. Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Convertible Note:

(a) Failure to Pay this Convertible Note or other Notes.

(i) The Company shall fail to pay when due any principal payment on this Convertible Note or any other Note, and such failure continues for three Business Days thereafter; or

(ii) The Company shall fail to pay when due any interest or other payment (other than principal) required under the terms of this Convertible Note or any other Note, and such failure continues for ten Business Days thereafter;

(b) Breaches of Representations and Warranties.  Any representation or warranty made by the Company or any Subsidiary in this Convertible Note or in any other Transaction Document shall not have been true and correct in any material respect when made; provided, that if the facts or events making such representation or warranty untrue are capable of correction or cure, then the Company or any Subsidiary shall have ten Business Days after notice of the breach is delivered to the Company to correct or cure such breach.  For purposes of this Section 4(b) only, breaches of the representations and warranties contained in the Purchase Agreement and made as of the First Tranche Closing Date shall be disregarded unless such breaches would, individually or in the aggregate, have given rise to a failure of the condition precedent set forth in Section 6.2(a) of the Purchase Agreement and the Company delivers the certificates required by Section 6.2(d) of the Purchase Agreement.

(c) Breaches of Other Covenants.  The Company or any Subsidiary shall fail to observe or to perform any covenant, obligation, condition or agreement contained in this Convertible Note or any other Transaction Document (other than those specified in Section 4(a) of this Convertible Note) in any material respect; provided, that if such breach is capable of correction or cure, then the Company or any Subsidiary shall have ten Business Days after notice of the breach is delivered to the Company to correct or cure such breach;

(d) Cross-Defaults.  (i)  The Company shall default under any Series B-2 Note or (ii) the Company or any of its Subsidiaries shall default under any other agreement, bond, debenture, note or other evidence of indebtedness for money borrowed (other than a Note), under any guaranty or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $250,000 being due and payable prior to the date on which it would otherwise become due and payable;

(e) Undischarged Judgment. One or more judgments for the payment of money in an amount in excess of $250,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries (or any combination thereof) and shall remain undischarged for a period of ten consecutive Business Days during which execution shall not be effectively stayed, or any action is legally taken by a judgment creditor to levy upon any such judgment;

(f) Voluntary Bankruptcy or Insolvency Proceedings.  The Company or any of its Subsidiaries shall: (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; (v) become insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other Proceeding commenced against it; or (vii) take any action for the purpose of effecting any of the foregoing; or

(g) Involuntary Bankruptcy or Insolvency Proceedings.  Any Proceeding for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar Law now or hereafter in effect shall be commenced and an order for relief entered, or such case or Proceeding shall not be dismissed or discharged within 30 days of commencement.

5. Rights of Holder upon Default.  Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 4(f) or Section 4(g) of this Convertible Note) and at any time thereafter during the continuance of such Event of Default, holders of a majority of the outstanding principal amount of the Note(s) may declare all outstanding Obligations payable by the Company under this Convertible Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Convertible Note or in any other Transaction Document to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Sections 4(f) or Section 4(g) of this Convertible Note, immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Convertible Note or in any other Transaction Document to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it pursuant to any Transaction Document or otherwise permitted to it by Law, either by suit in equity or by action at Law, or both.

6. Covenants.  The Company hereby covenants and agrees for the benefit of the Holder as follows:

(a) Additional Notes.  Any Additional Notes issued pursuant to Section 2(a) of this Convertible Note will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents and applicable federal and state securities laws.

(b) Conversion Shares.  All Conversion Shares that may be issued upon the conversion of this Convertible Note and any Additional Notes will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights and Liens other than restrictions on transfer provided for in the Transaction Documents and applicable federal and state securities laws and charges with respect to the issuance thereof.  The Company will at all times have authorized and reserved and kept available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Convertible Note and any Additional Notes, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Convertible Note and all Additional Notes.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Convertible Note and all Additional Notes, the Company will take all such corporate actions as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(c) Charges, Taxes and Expenses.  Issuance and delivery of the Conversion Shares shall be made without charge to the Holder for any issue or transfer tax, withholding tax (other than related to the income of the Holder), transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Conversion Shares in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Convertible Note or receiving Conversion Shares.

7. Prepayment.

(a) Except as provided in this Section 7 and as provided in that Repurchase Right Agreement, dated May 27, 2011, by and between the Holder and the Company, the Company shall have no right to prepay the principal amount of this Convertible Note prior to the Maturity Date, or any interest accruing under this Convertible Note prior to the scheduled date for payment of such interest.

(b) If the Market Price as of the fourth anniversary of the First Tranche Closing Date shall be no less than 200% of the conversion price then in effect under the First Tranche Note, then the Company shall have the one-time option to prepay up to one half of the aggregate outstanding principal amount of the Notes, together with accrued but unpaid interest thereon, on the terms and subject to the conditions set forth in Section 5.25 of the Purchase Agreement.

8. Conversion.

(a) Optional Conversion.  At any time, or from time to time, prior to the Maturity Date, the Holder shall have the option to convert up to the entire amount outstanding under this Convertible Note (including accrued but unpaid interest) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount to be converted by (ii) the Conversion Price then in effect.

(b) Mandatory Conversion.  If on any date occurring at least 31 Trading Days following the Date of Issuance, the Market Price as of such date exceeds 300% of the then-effective Conversion Price, then the entire amount outstanding under this Convertible Note (including accrued but unpaid interest) shall be automatically converted into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount outstanding under this Convertible Note (including accrued but unpaid interest) by (ii) the Conversion Price then in effect.  The Company shall notify the Holder promptly (and in any event not later than three Business Days) following any mandatory conversion of this Convertible Note pursuant to this Section 8(b).

(c) Mechanics and Effect of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of this Convertible Note.  Upon the conversion of all of the principal and accrued interest outstanding under this Convertible Note, in lieu of the Company issuing any fractional shares to the Holder, the Company shall pay to the Holder the amount of outstanding principal and accrued interest that is not so converted.  Upon any partial conversion of this Convertible Note, the Company shall issue to the Holder (i) the shares of Common Stock into which the applicable portion of the principal and accrued interest under this Convertible Note is converted and (ii) a new Note identical in all respects to this Convertible Note except that it shall have a principal amount equal to the difference between (1) the outstanding principal amount of this Convertible Note immediately prior to such conversion minus (2) the portion of such outstanding principal amount converted into shares of Common Stock.  Upon any conversion of this Convertible Note pursuant to this Section 8, the Holder shall surrender this Convertible Note, duly endorsed, at the principal office of the Company.  At the Company’s expense, the Company shall, as soon as practicable thereafter, and in any event within three (3) Business Days of such surrender, issue and deliver to the Holder at such principal office a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the Purchase Agreement and applicable securities Laws), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Convertible Note.  Issuance of this Convertible Note shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock issuable upon the conversion of this Convertible Note.

(d) Payment of Taxes.  The Company will pay all transfer taxes or charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of this Convertible Note, except for any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which this Convertible Note was registered.

(e) Withholding Taxes.  Notwithstanding any other provision of this Convertible Note, the Company shall: (i) not be obliged to reimburse, indemnify, make whole or otherwise pay to the Holder, and (ii) be entitled to deduct and withhold from all amounts payable pursuant to this Convertible Note, any amounts required by applicable Law to be deducted or withheld for any and all taxes, so long as the Company promptly pays the full amount deducted or withheld to the applicable Governmental Entity in accordance with applicable Law.  Any such amounts deducted and not owed or paid to the applicable Governmental Entity in accordance with applicable Law shall be returned to the Holder promptly.  The Holder shall provide any information reasonably requested by the Company to enable it to determine whether taxes must be withheld or deducted and the amount of such withholding or deduction.

9. Conversion Price Adjustments.

(a) Adjustments for Splits and Combinations.  If the Company shall at any time or from time to time after the Date of Issuance effect a stock split of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that stock split shall be proportionately decreased, and, conversely, if the Company shall at any time or from time to time after the Date of Issuance combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased.  In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, combination or reclassification and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision or combination.  Any adjustment under this Section 9(a) shall become effective immediately after the opening of business on the date the stock split or combination becomes effective.

(b) Adjustment for Dividends and Distributions of Common Stock.  If the Company at any time or from time to time after the Date of Issuance issues, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable solely in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 9(b) to reflect the actual payment of such dividend or distribution.

(c) Adjustments for Other Dividends and Distributions.  If the Company at any time or from time to time after the Date of Issuance issues, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in any securities of the Company (other than shares of Common Stock) or in other property, in each such event provision shall be made so that the Holder of this Convertible Note shall receive upon conversion of this Convertible Note, in addition to the number of shares of Common Stock receivable hereupon, the amount of securities of the Company or other property that such Holder would have received had this Convertible Note been converted into shares of Common Stock immediately prior to the date of such event and had such Holder thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 9 with respect to the rights of the Holder or with respect to such other securities or other property by their terms.

(d) [This section intentionally omitted.]

(e) Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Date of Issuance, the shares of Common Stock issuable upon the conversion of this Convertible Note are changed into the same or a different number of shares of any class or series of stock of the Company, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), then in any such event the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by the holder of the number of shares of Common Stock into which this Convertible Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Convertible Note or with respect to such other securities or property by the terms thereof.

(f) Fundamental Transactions.  If at any time or from time to time after the Date of Issuance (i) the Company effects any merger or consolidation of the Company with or into (whether or not the Company is the surviving corporation) another Person, (ii) the Company effects any sale, assignment, transfer, conveyance or other disposition of all or substantially all its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of more than 50% of the outstanding shares of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or other Persons or (v) the Company effects a capital reorganization of the shares of Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 9) pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each of the foregoing, a “Fundamental Transaction”), then as a part of such Fundamental Transaction provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Convertible Note the same amount and kind of securities, cash or other property as it would have been entitled to receive if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then deliverable upon the conversion in full of this Convertible Note, subject to adjustment in respect of such securities by their terms (the “Alternate Consideration”).  In any such case, (i) the aggregate Conversion Price under this Convertible Note will not be affected, but the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration, (ii) if holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Convertible Note following such Fundamental Transaction, and (iii) appropriate adjustment shall be made in the application of the provisions of this Section 9 with respect to the rights of the Holder after such Fundamental

 Transaction to the end that the provisions of this Section 9 (including adjustment of the Conversion Price then in effect and the number of shares of common stock, securities or other property issuable upon conversion of this Convertible Note) shall be applicable after that event and be as nearly equivalent as practicable.  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new secured convertible note consistent with the foregoing provisions and evidencing the Holder’s right to convert such secured convertible note into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9(f) and insuring that this Convertible Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(g) Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities or property issuable upon conversion of this Convertible Note, the Company, at its own expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions of this Convertible Note and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder at the Holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

(h) Notices of Record Date.  Upon (i) the establishment by the Company of a record of the holders of any class of securities for the purpose of determining the holders of such securities who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the shares of the Company, any merger or consolidation of the Company with or into any other Company, or any transfer of all or substantially all the assets of the Company to any other Person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder at least 20 Business Days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of shares of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(i) Certain Issues Excepted.  Notwithstanding anything herein to the contrary set forth herein, the following issuances of securities will not trigger an adjustment to the Conversion Price: (i) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the First Tranche Closing Date, and (ii) Common Stock issued or options to purchase Common Stock granted or issued pursuant to the

 Company’s equity compensation plans and employee stock purchase plans as they now exist or are hereafter approved by the Company’s Board of Directors.

(j) No Impairment.  The Company shall not amend its Certificate of Incorporation or Bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the Holder of this Convertible Note against dilution or other impairment as provided herein. If the Company takes any action in breach of this Convertible Note, the Holder shall be entitled to any and all remedies available at Law or in equity.

(k) Fractional Share.  No fractional share of Common Stock shall be issuable upon conversion of this Convertible Note and the number of Conversion Shares to be issued shall be rounded down to the nearest whole share. If the conversion of this Convertible Note shall result in the issuance of any fractional Conversion share, the Company shall eliminate such fractional share by paying the Holder an amount computed by multiplying such fraction by the fair market value of a full share.

(l) Other Adjustments.  If and whenever the Company shall take any action affecting or relating to the shares of Common Stock, other than any action described in this Section 9, which in the opinion of the Board would prejudicially affect the rights of the Holder, the Conversion Price and, if required, the number of shares of Common Stock or other securities or property to be issued upon conversion of this Convertible Note will be adjusted by the Board in such manner, and at such time, as the Board may, subject to the approval of any stock exchange(s) on which the shares of Common Stock are listed and posted for trading, reasonably determine to be equitable in the circumstances to such Holder.

10. Priority of Obligations.  The Obligations shall not be junior or subordinate to any other Indebtedness of the Company, except for such de facto subordination as may result from Permitted Liens or Liens in existence as of the date hereof that secure Permitted Indebtedness.  The Company shall not issue any Indebtedness that by its terms is subordinate or junior in any respect to any other Indebtedness of the Company, unless such Indebtedness provides that it is subordinate and junior on the same terms to the Obligations.

11. Waiver and Amendment.  Any provision of this Convertible Note may be amended, waived or modified upon the written consent of both the Company and the holders of a majority of the outstanding principal amount of the Note(s).

12. Transfer of this Convertible Note or Securities Issuable on Conversion or Payment Hereunder.  This Convertible Note may not be transferred in violation of any restrictive legend set forth hereon. Each new Note issued upon transfer of this Convertible Note or securities issuable on conversion of this Convertible Note shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Convertible Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Convertible Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue and the Company shall not be affected by notice to the contrary.

13. Assignment. Neither this Convertible Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, as a whole or in part, by the Company without the prior written consent of the Holder.  The Holder may assign the rights, interests or obligations under this Convertible Note, as a whole or in part, at any time, subject to compliance with Section 12 of this Convertible Note, upon written notice to the Company of such assignment.  Upon request, the Company shall, as soon as practicable (and in any event within three Business Days) following such request, provide any assignee of all or a portion of this Convertible Note a new Note having terms and conditions identical in all respects to this Convertible Note except that it shall identify the assignee as the payee, and it shall have (x) a principal amount equal to principal amount of this Convertible Note that was assigned, (y) an initial Conversion Price equal to the conversion price in effect under this Convertible Note as of the date of assignment and (z) a different date of issuance.  Notwithstanding the foregoing, until the Company receives notice in accordance with Section 14, the Company shall treat the registered holder hereof as the owner and holder of this Convertible Note for the purpose of receiving all payments of principal and interest on this Convertible Note and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue.

14. Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier, personal delivery or facsimile transmission at the respective addresses or facsimile number of the parties as set forth in or otherwise designated by either party pursuant to the Purchase Agreement or on the register maintained by the Company.  Any party hereto may by notice so given change its address or facsimile number for future notice hereunder.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section prior to 6:30 p.m. (Eastern time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (Eastern time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

15. Successors and Assigns. Subject to the restrictions on transfer described in Section 12 of this Convertible Note, the rights and obligations of the Company and the Holder of this Convertible Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

16. Expenses; Waivers.  If action is instituted to collect this Convertible Note, the Company shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17. Governing Law; Venue; Waiver of Jury Trial.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO THE COMPANY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE PURCHASE AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

ISSUED as of the date first above written.

PHOTOMEDEX, INC.

By: /s/ Christina L. Allgeier
                         Name:  Christina L. Allgeier
                         Title:  Chief Financial Officer

[Signature Page to Additional B-1 Note 9-1-11]